Contacts:
Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Lippert / Heilshorn & Associates, Inc. Moriah Shilton, Vice President 415.433.3777 ir@semitool.com

Semitool Promotes Larry Murphy to President, Chief Operating Officer

KALISPELL, MT – April 11, 2005 – Semitool, Inc. (NASDAQ: SMTL), a manufacturer of wafer processing technology and equipment for the integrated circuit industry, announced today the promotion of Larry Murphy to president, chief operating officer. Murphy joined Semitool in April 2004 as executive vice president and chief operating officer and continues to guide the strategic direction of the company, overseeing sales, manufacturing and product development.

“Larry has been an invaluable partner since joining Semitool about one year ago,” stated Ray Thompson, Semitool’s chairman and chief executive officer. “Under his leadership, the company has successfully expanded its sales force in Asia, shipped its 50th RaiderTM tool and received ISO 9001:2000 certification. We are optimistic about the future and believe Larry’s strategic and operational insights and management will be key to Semitool’s continued growth.”

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.